Exhibit 99.1

FOR IMMEDIATE RELEASE

METRON REPORTS FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

Acquisition of Metron Business by Applied Materials Inc. Expected to Close by End of 2004

SAN JOSE, Calif. – Oct. 13, 2004 – Metron, the Outsource Solutions Company (NASDAQ: MTCH), today announced financial results for the first quarter of fiscal 2005, ended August 31, 2004.

Revenues for the first quarter of fiscal 2005 were $62.7 million, compared with $62.2 million for the fourth quarter of fiscal 2004, and $46.9 million for the first quarter of fiscal 2004. Gross margins for the first quarter of fiscal 2005 were 21.8 percent, compared with 23.3 percent for the prior quarter and 20.4 percent for the first quarter of fiscal 2004.

In accordance with generally accepted accounting principles (GAAP), Metron’s net loss for the first quarter of fiscal 2005 was $0.6 million, or $(0.04) per share. The first quarter net loss includes a restructuring charge of $0.4 million. This compares with a net loss of $89,000, or $(0.01) per share, which included a restructuring charge of $0.8 million, in the fourth quarter of fiscal 2004.

Metron’s total cash balance as of August 31, 2004 was $12.2 million, compared with $12.1 million at May 31, 2004.  During the quarter, cash flow from operations was a usage of $5.4 million, including a reduction of accounts payable of $8.5 million. Days sales in receivables decreased by 2 days to 63 days. Gross inventory turns, excluding SAB-101 deferrals, increased to 4.3 times from 4.2 times in the fourth quarter.

“We are pleased that we achieved our revenue forecast for the quarter and that we met our expense reduction goals as projected,” said Ed Segal, chairman and chief executive officer of Metron. “The shift in the product mix in the quarter led to lower than expected gross margins, however we expect gross margins to increase in our second quarter.” Segal added, “The proposed acquisition of Metron by Applied Materials is pending regulatory and shareholder approval, among other closing conditions, and is expected to close prior to the end of the year.”

Metron Technology N.V. announced August 16, 2004 that it had entered into a definitive agreement pursuant to which Applied Materials Inc. would acquire the worldwide operating subsidiaries and business of Metron.

About Metron Technology N.V.

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to Metron Technology’s anticipated financial results for the second quarter of fiscal 2005 and the proposed acquisition of the assets of Metron Technology by Applied Materials, Inc. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the satisfaction of the conditions to closing the proposed acquisition, the expected closing date of the proposed acquisition, the risk that the acquisition will not close, Metron Technology’s dependence upon a few key suppliers and a relatively small number of customers for a majority of its revenue, variations in the amount of time it takes for it to sell its products and collect accounts receivable and in the timing of customer orders, risks associated with the semiconductor industry and its periodic downturns and other risks detailed from time to time in Metron Technology’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended May 31, 2004. Metron Technology does not undertake any obligation to update forward-looking statements.

Contact:
	Douglas McCutcheon	Christina Carrabino
	Sr. Vice President & CFO	Account Director
	Metron	Stapleton Communications Inc.
	(408) 719-4600	(650) 470-0200

– Summary Financial Data Attached –

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per share data)

	Three months ended August 31,
	2004	2003

Net revenue	$62,726	$46,938
Cost of revenue	49,072	37,356
Gross profit	13,654	9,582
Selling, general and administrative expenses	12,112	12,884
Research, development and engineering expenses	532	307
Restructuring costs	443	1,122
Operating income (loss)	567	(4,731)
Other expense, net	(678)	(358)
Loss before income taxes	(111)	(5,089)
Income tax provision	464	93
Net loss	$(575)	$(5,182)

Basic and diluted loss per common share	$(0.04)	$(0.41)

Weighted average number of shares for Basic and diluted	12,832	12,609

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands except share and per share data)

	August 31, 2004	May 31, 2004
ASSETS
Cash and cash equivalents	$12,196	$12,107
Accounts receivable, net of allowances for doubtful accounts of $1,203 and $1,251, respectively	42,647	43,937
Amounts due from affiliates	752	2,050
Loan to officer/shareholder	110	110
Inventories	44,409	46,719
Prepaid expenses and other current assets	10,676	12,384
Total current assets	110,790	117,307
Property, plant and equipment, net	19,076	20,035
Intangibles and other assets, net	8,156	8,171
Total assets	$138,022	$145,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$28,957	$34,847
Amounts due to affiliates	403	3,044
Accrued wages and employee-related expenses	4,108	4,716
Deferred revenue	7,053	11,187
Short term borrowings and current portion of long-term debt	14,434	13,882
Amounts payable to shareholders	100	149
Other current liabilities	13,526	13,423
Total current liabilities	68,581	81,248

Long-term debt, excluding current portion	7,521	7,745
Convertible debentures	6,551	1,531
Other long-term liabilities	7,170	7,321
Total liabilities	89,823	97,845
Commitments	—	—

Shareholders’ equity:
Preferred shares, par value EUR 0.44; Authorized: 10,000,000 shares; Issued and outstanding: none	—	—
Common shares and additional paid-in capital, par value EUR 0.44; Authorized: 40,000,000 shares Issued: 14,236,892 and 14,179,036 shares, respectively Outstanding: 12,841,991 and 12,784,135 shares, respectively	48,766	47,459
Retained earnings	124	699
Cumulative other comprehensive income (loss)	(78)	123
Treasury shares: 1,394,901 shares	(613)	(613)
Total shareholders’ equity	48,199	47,668
Total liabilities and shareholders’ equity	$138,022	$145,513